Exhibit (a) (7)


 This announcement is not an offer to purchase or a solicitation of an offer to sell Shares. The Offer is made solely by the Offer to Purchase dated July 22, 1998 and the related Letter of Transmittal and is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. In those jurisdictions where the applicable laws require that the Offer be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction

                   Notice of Offer to Purchase for Cash
                  All Outstanding Shares of Common Stock
                                    of
                      DeCrane Aircraft Holdings, Inc.
                                    at
                           $23.00 Net per Share
                                    by
                          DeCrane Acquisition Co.
                            a company formed by
                           DLJ MERCHANT BANKING
                             PARTNERS II, L.P.
                           and Affiliated Funds

DeCrane Acquisition Co., a Delaware corporation (the "Purchaser"), is offering to purchase all outstanding shares of Common Stock, $0.01 par value (the "Shares"), of DeCrane Aircraft Holdings, Inc., a Delaware corporation (the "Company"), at $23.00 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase dated July 22, 1998 (the "Offer to Purchase") and in the related Letter of Transmittal (which together constitute the "Offer").

------------------------------------------------------------------------------
  THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
         TIME, ON TUESDAY, AUGUST 25, 1998, OR SUCH LATER DATE TO
           WHICH THE OFFER IS EXTENDED (THE "EXPIRATION DATE").
------------------------------------------------------------------------------

THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY DETERMINED THAT EACH OF THE OFFER AND THE MERGER DESCRIBED IN THE OFFER TO PURCHASE IS FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND ITS SHAREHOLDERS, HAS APPROVED THE OFFER AND THE MERGER, AND RECOMMENDS THAT THE COMPANY'S SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

The Offer is conditioned upon, among other things, (1) there being validly tendered and not withdrawn prior to the Expiration Date a number of Shares which, together with the Shares then owned by the Purchaser, represents at least a majority of the total voting power of outstanding Shares on a fully diluted basis and (2) there being available to the Purchaser sufficient funds to purchase the Shares pursuant to the Offer and to pay related fees and expenses.

The Offer is being made pursuant to an Agreement and Plan of Merger dated as of July 16, 1998 (the "Merger Agreement") between the Company and the Purchaser. The Merger Agreement provides, among other things, that as soon as practicable after the consummation of the Offer, the Purchaser will be merged with and into the Company (the "Merger"), with the Company continuing as the surviving corporation (the "Surviving Corporation"). Pursuant to the Merger, each outstanding Share (other than Shares held by the Parent, the Purchaser or any other subsidiary of the Parent or Shares held by stockholders exercising appraisal rights) will be converted into a right to receive $23.00 in cash, without interest.

The Offer is subject to certain conditions set forth in the Offer to Purchase. If any such condition is not satisfied, the Purchaser may (i) terminate the Offer and return all tendered Shares to tendering stockholders, (ii) extend the Offer and, subject to withdrawal rights as set forth below, retain all such Shares until the expiration of the Offer as so extended or (iii) waive such condition and, subject to any requirement to extend the time during which the Offer is open, purchase all Shares validly tendered prior to the Expiration Date and not withdrawn. The Purchaser reserves the right, at any time or from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary. Any such extension will be followed as promptly as practicable by public announcement thereof.

For purposes of the Offer, the Purchaser shall be deemed to have accepted for payment tendered Shares when, as and if the Purchaser gives oral or written notice to the Depositary of its acceptance of the tenders of such Shares. Payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase)), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other required documents.

Tenders of Shares made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn after September 19, 1998 unless theretofore accepted for payment as provided in the Offer to Purchase. To be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth in the Offer to Purchase and must specify the name of the person who tendered the Shares to be withdrawn and the number of Shares to be withdrawn. If the Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with (except in the case of Shares tendered by an Eligible Institution (as defined in the Offer to Purchase)) signatures guaranteed by an Eligible Institution must be submitted prior to the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering stockholder) and the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

The information required to be disclosed by paragraph (e)(1)(vii) of Rule 14d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934 is contained in the Offer to Purchase and is incorporated herein by reference.

The Company has provided the Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

The Offer to Purchase and Letter of Transmittal contain important information which should be read before any decision is made with respect to the Offer. Requests for copies of the Offer to Purchase and the related Letter of Transmittal and other tender offer materials may be directed to the Information Agent or the Dealer Manager as set forth below, and copies will be furnished promptly at the Purchaser's expense.


                  The Information Agent for the Offer is:
                           D.F. King & Co., Inc.
                              77 Water Street
                         New York, New York 10005
              Banks and Brokers Call Collect: (212) 425-1685
                 All Others Call Toll-Free (800) 487-4870

                   The Dealer Manager for the Offer is:
                       Donaldson, Lufkin & Jenrette
                              277 Park Avenue
                         New York, New York 10172
                              (212) 892-7700
                              (call collect)

July 22, 1998